CERTIFICATE OF AMENDMENT

                                     OF
                        CERTIFICATE OF INCORPORATION

                                     OF

                         CORONADO EXPLORATIONS LTD.

CORONADO EXPLORATIONS LTD., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY
CERTIFY:

FIRST:    That the Board of Directors of said corporation at a meeting duly convened and held, adopted the following resolutions:

RESOLVED that the Board of Directors hereby declares it advisable and in the best interest of the Company that Articles Fourth of the Certificate of Incorporation be amended to read as follows:

Two Hundred Million (200,000,000) shares with a par value of One Mil ($0.001) per share, amount to Two Hundred Thousand Dollars ($200,000).

SECOND:   That the said amendment has been consent to and authorized by the holders of a majority of the issued and outstanding stock entitled to be voted by written consent given in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

THIRD:    That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 and 228 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this Certificate to be signed by Mary Hethey, this 15 day of September, 2000.



                              __/S/MARY M. HETHEY_____
                                   Mary M. Hethey
                              President and Director

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 09:00 AM 10/05/2000
001502886 - 2999596